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                                                                 EXHIBIT 10.36.1

                              EMPLOYMENT AGREEMENT
                                [Conformed Copy]

THIS EMPLOYMENT AGREEMENT (this "Agreement"), effective as of October 30, 2000 (the "Effective Date"), is between APERIAN, INC., a Delaware corporation (the "Company"), and ROBERT J. GIBBS ("Gibbs"). The Company and Gibbs are collectively referred to in this Agreement as the "Parties."

                                   BACKGROUND

The Company and Gibbs are parties to an Employment Agreement dated as of June 29, 1999 (the "Prior Agreement") providing for the employment of Gibbs as President and Chief Executive Officer of the Company. The Company and Gibbs wish to modify the terms and conditions of the employment of Gibbs commencing on the Effective Date in accordance with the terms of this Agreement.

                               TERMS OF AGREEMENT

The Parties agree as follows:

1. EMPLOYMENT. The Company hereby employs Gibbs to devote his personal services to the business and affairs of the Company, and Gibbs hereby accepts such employment, on the terms and conditions stated in this Agreement.

         1.1. DUTIES. Gibbs' title and position shall be Chairman and Chief Executive Officer of the Company. Gibbs' duties will be those customarily performed by persons acting in that capacity and those that may be designated by the Board of Directors of the Company consistent with the titles and positions of Chairman and Chief Executive Officer of the Company. Gibbs shall report directly to the Board of Directors of the Company. Gibbs shall also serve, upon request and without additional compensation, as a director of the Company or as an officer or a director, or both, of any subsidiary, division, or affiliate of the Company or any other entity in which the Company holds an equity interest or which it sponsors. Throughout the Term (as defined below), the Company shall cause Gibbs to be nominated to serve on the Board of Directors and will use reasonable efforts to secure Gibbs' election to the Board of Directors. It is the intention of the parties that Gibbs will be elected to and will serve on the Board of Directors while serving hereunder as Chairman and Chief Operating Officer of Company.

         1.2. FULL-TIME EMPLOYEE. Gibbs shall devote his full time (except for reasonable vacation time and absence for any disability), attention, and best efforts to the performance of his duties described in Article 1.1.

         1.3 PRIOR AGREEMENT. From and after the Effective Date, the Prior Agreement shall be cancelled and of no effect.

2. TERM. The term of Gibbs' employment under this Agreement (the "Term") shall be as follows:

         2.1. INITIAL TERM. The initial term shall commence on the date of this Agreement and shall expire at 11:59:59 p.m., Central Time, on the day preceding the third anniversary of the date of this Agreement, unless terminated earlier pursuant to Article 5.


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         2.2. EXTENDED TERMS. Beginning with the third anniversary of the date of this Agreement, the Term shall be extended automatically for an additional successive one-year period as of each anniversary date of the date of this Agreement that occurs while this Agreement is in effect; provided, however, that if either party shall give written notice to the other not less than ninety days' prior any such anniversary the that no such automatic extension shall occur, then Gibbs' employment shall terminate on the anniversary date of the date of this Agreement that next occurs after such notice is given.

3. COMPENSATION. As compensation for the services rendered by Gibbs under this Agreement, the Company shall, during the Term, pay or provide Gibbs during the Term the following:

         3.1. BASE SALARY. The Company shall pay Gibbs during the Term an annual base salary equal to at least Two Hundred Fifty Thousand Dollars ($250,000) during the remainder of the current fiscal year, Three Hundred Thousand ($300,000) during the next fiscal year and Three Hundred Fifty Thousand (350,000) during the remainder of the Term, including any extension of the Term described in Article 2.2, unless the Parties otherwise agree. The annual amount of base salary in effect at the time is referred to in this Agreement as "Base Salary." The Base Salary shall be paid in equal installments semi-monthly, in arrears, at the Company's regular and routine payroll dates, or at such intervals as may otherwise be agreed upon by the Parties, and in accordance with any other payroll procedures of the Company. The Base Salary shall be prorated (on a daily basis) for any partial payroll period of employment under this Agreement.

         3.2. ANNUAL BONUS OPPORTUNITY. During the Term, Gibbs shall be eligible to earn and receive from the Company an annual incentive bonus based upon satisfaction of certain goals. Bonuses shall be determined with respect to during each fiscal year of the Company during the Term, with the first bonus period being the fiscal year ending March 31, 2001. Gibbs target bonus for each fiscal year shall consist of two components, each having a target of 50% of Gibbs' salary during that fiscal year. One component shall be based on shareholder value, and the other shall be based on Company performance, in each case based on such metrics with respect to the fiscal year as the Compensation Committee and Gibbs shall determine at or about the beginning of each fiscal year of the Company during the Term (or as expeditiously as is practicable in the case of the current fiscal year). The bonus, if any, with respect to a fiscal year will be payable to Gibbs no later than thirty (30) days after completion of the audit for that fiscal year. Unless otherwise determined by the Compensation Committee of the Board or as provided in this Agreement, no annual incentive bonus shall be payable to Gibbs unless he is employed by the Company on the day the bonus is paid.

         3.3. INCENTIVE PLANS AND RESTRICTED STOCK. Gibbs shall participate in any stock option, performance share, phantom stock, or similar long-term stock-based incentive plan adopted by the Company for its executive employees in effect during the Term, including the Company's 2000 Stock Option Plan (the "Option Plan"). Except as described in the remainder of this paragraph, the extent to which Gibbs shall participate in any such plan will be determined by the Board or the Compensation Committee of the Board, but in no event shall Gibbs' participation be less than that of the President of the Company. On the date of this Agreement, Gibbs will be granted 245,000 shares of restricted stock in accordance with the Option Plan and the Restricted Stock Agreement attached hereto as Exhibit A.



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         3.4. SAVINGS AND RETIREMENT PLANS. Gibbs shall be eligible to participate in any long-term bonus, savings, deferred compensation, retirement or pension, or death benefit plan adopted by the Company for its executive employees generally in effect during the Term.

         3.5. WELFARE BENEFIT PLANS. Gibbs shall be eligible to participate in any life insurance, medical, dental, and hospitalization insurance, disability insurance benefit, or other similar employee welfare benefit plan or program adopted by the Company covering its executive employees generally in effect during the Term.

         3.6. VACATION. Gibbs shall be entitled to twenty (20) days of paid vacation per fiscal year. Such vacation time shall, however, be prorated in any fiscal year during which Gibbs is employed by the Company for less than the entire fiscal year, in accordance with the number of days in that fiscal year during which Gibbs is so employed. Such vacation time shall be in addition to any paid time off ("PTO") to which Gibbs may be entitled under the Company's PTO policy in effect during the Term.

         3.7. TRANSPORTATION ALLOWANCE. During the Term, the Company shall pay Gibbs a transportation allowance equal to One Thousand Dollars ($1,000.00) per month ("Transportation Allowance"). The Transportation Allowance shall be payable in equal installments together with the payments of Base Salary.

         3.8. TAX WITHHOLDING. The Company may deduct from any compensation or other amount payable to Gibbs under this Agreement (including under Article 5) social security (FICA) taxes and all federal, state, municipal, and other taxes or governmental charges as may, in the Company's judgment, be required. The Company will consult with Gibbs as to amounts to be withheld in this regard.

         3.9. PARTICIPATION IN COMPENSATION AND BENEFIT PLANS. Gibbs' participation during the Term in any or all of the plans or programs adopted by the Company described in Articles 3.3 through 3.6 ("Compensation and Benefit Plans") will be subject to the terms and conditions of those Compensation and Benefit Plans as they now exist or may hereafter be adopted, amended, restated, or discontinued by the Company, including the satisfaction of all applicable eligibility requirements and vesting provisions of those Compensation and Benefit Plans. The Company shall have no obligation under this Agreement to continue any or all of the Compensation and Benefit Plans that now exist or are hereafter adopted. To the extent that Gibbs is eligible to participate in any Compensation and Benefit Plan existing on the date of this Agreement for which a plan description or plan materials are available, the Company has provided to Gibbs.

4. EXPENSE REIMBURSEMENT. During the Term, Gibbs may incur, and shall be reimbursed by the Company for, reasonable, ordinary and necessary, and documented business expenses to the extent that Gibbs complies with, and reimbursement is permitted by, the Company's policies, practices, and procedures.

5. EMPLOYMENT TERMINATION. Either Party may terminate Gibbs' employment under this Agreement by giving written notice of termination to the other Party. If the Company is terminating, it shall include in that notice a statement whether the termination is because of Disability or for Cause or without Cause. The Parties' respective rights and obligations upon the termination of Gibbs' employment under this Agreement are as follows:

         5.1. TERMINATION GENERALLY. Upon any termination of Gibbs' employment under this Agreement, the Company shall pay or provide Gibbs the following:



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                  5.1.a. Any amount of Base Salary and Transportation Allowance earned by, but not yet paid to, Gibbs through the effective date of termination of employment, as further described below (the "Termination Date");

                  5.1.b. All benefits that have been earned by or vested in, and are payable to, Gibbs under, and subject to the terms (including all eligibility requirements) of, the Compensation and Benefit Plans in which Gibbs participated through the Termination Date;

                  5.1.c. All reimbursable expenses due, but not yet paid, to Gibbs as of the Termination Date under Article 4; and

                  5.1.d. An amount equal to all accrued and unused PTO, calculated in accordance with the Company's PTO policies, practices, and procedures (including authorized deductions and the deductions required by law), through the Termination Date.

         The amount of Base Salary and Transportation Allowance due under
Section 5.1.a shall be paid no later than thirty (30) business days after the Termination Date; the amounts or benefits due under Section 5.1.b shall be paid or provided in accordance with the terms of the Compensation and Benefit Plans under which such amounts or benefits are due to Gibbs; and the amounts due under Sections 5.1.c and 5.1.d shall be paid in accordance with the terms of the Company's policies, practices, and procedures regarding reimbursable expenses and PTO, respectively. Except as expressly provided below in this Article 5, upon paying or providing Gibbs the preceding amounts or benefits, the Company shall have no further obligation or liability under this Agreement for Base Salary or any other cash compensation or for any benefits under any of the Compensation and Benefit Plans. Upon termination of Gibbs' employment, Gibbs shall be deemed to have resigned from any position as a director of the Company or as an officer or director, or both, of any subsidiary, division, or affiliate of the Company or any other entity in which the Company holds an equity interest or which it sponsors that Gibbs then holds; no written resignation need be given or delivered to the Company.

         In this Agreement, the Termination Date shall be (i) the date of Gibbs' death, (ii) the third business day after the date on which the Company gives notice of termination because of Disability, or (iii) the date of termination specified in any other notice of termination, or if not specified in the notice of termination, the date that notice of termination is given.

         In this Agreement, "Disability" means Gibbs' permanent and total disability, which shall be deemed to exist if he is unable reasonably to perform his duties under this Agreement because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for at least ninety (90) consecutive days. Any Disability shall be determined by the Board or an authorized committee or representative thereof ("Representative"), in its sole and absolute discretion, upon receipt of competent medical advice from a qualified physician selected by or acceptable to the Board or its Representative. Gibbs shall, if there is any question about his Disability, submit to a physical examination by a qualified physician selected by the Board or its Representative.

         In this Agreement, "Cause" means any of the following: (i) Gibbs' willful failure to substantially perform his duties under this Agreement without legal cause, other than any such failure resulting from his incapacity due to physical or mental illness or Disability; (ii) Gibbs' engaging willfully in any action which, or omitting to engage in any action the omission of



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which, he knows or should know is, or is reasonably expected to be substantially injurious (monetarily or otherwise) to the Company or its business or reputation; (iii) Gibbs' performance of any illegal conduct or act or omission constituting serious dishonesty that results, directly or indirectly, in significant gain or enrichment of Gibbs or his family or affiliates at the expense of the Company or which adversely affects, or reasonably could in the future adversely affect, Gibbs' value, reliability, or performance in a material manner; or (iv) any deliberate breach by Gibbs of any material obligation under any of Articles 6, 7, 8 or 9. Whether an event or circumstance constituting
Cause exists will be determined in good faith the Board of Directors but only if such termination is approved by at least two-thirds of the members of the Board of Directors after Gibbs has been given written notice by Company of the specific reason for such termination and an opportunity, together with his counsel, to be heard before the Board of Directors. Members of the Board of Directors may participate in any hearing that is required pursuant to this paragraph by means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other; provided, however, that at least one-half of the members of the Board of Directors (in addition to Gibbs) shall attend the hearing in person. If the Company determines that Cause for termination exists under clause (i) above in this paragraph, the Company shall notify Gibbs of that belief, and that notice shall describe the event or circumstance believed to constitute Cause for termination. If that event or circumstance may reasonably be remedied or corrected, Gibbs shall have thirty (30) days to effect that correction or remedy. If not corrected or remedied within that thirty (30) day period (as determined by at least two-thirds the members of the Board after opportunity for a hearing as described above), Cause for termination shall immediately be deemed to exist, and Gibbs' employment shall be deemed terminated. If the Company determines, as provided above, that Cause for termination exists under any of clauses (ii), (iii), and (iv) above in this paragraph, the Company shall notify Gibbs of that belief, and that notice shall constitute immediate termination of Gibbs' employment.

         In this Agreement, "Good Reason" means any of the following: (i) a significant reduction in the nature or scope of Gibbs authorities or duties from those customarily performed by persons acting in the capacity of chief executive officer, (ii) a change in Gibbs' reporting relationship so that Gibbs reports to anyone other than the Board of Directors of the Company, (iii) a reduction in Gibbs' annual base salary or target opportunity under any applicable bonus or incentive compensation plan or arrangement, (iv) a diminution in Gibbs' eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities for compensation which are at least equivalent to the opportunities afforded by the Company (including its subsidiaries) to its most senior executives; (v) a diminution in employee benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to Gibbs from the employee benefits and perquisites provided by the Company (including its subsidiaries) to its most senior executives; or (ii) a change, without Gibbs' consent, in the location of Gibbs' principal place of employment by the Company by more than 50 miles from the location where Gibbs was principally employed prior to such change. If Gibbs determines that an event constituting Good Reason has occurred, Gibbs shall notify the Company and the Chairman of the Compensation Committee of the Board of Directors of that belief, which notice shall set forth the bases for that belief. The Company shall have 30 days after receipt of such notice in which to either (a) rectify such event to Gibbs' reasonable satisfaction or (b) determine, in accordance with the standards and procedures described in the preceding sentence that an event constituting Cause exists. If the Company does not take either of such actions within such 30-day period, Gibbs may terminate his employment for Good Reason immediately by giving written notice to the Company. Any termination by Gibbs under this paragraph shall for all purposes of this Agreement be deemed a termination of Gibbs' employment by the Company without Cause.



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         In this Agreement "Change of Control" means the first to occur of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company to any person or group of related persons for purposes of Section 13(d) of the Exchange Act, (ii) a majority of the Board of Directors of the Company shall consist of persons who are not Continuing Directors (as defined below); (iii) the acquisition after the date of this Agreement by any person or group of related persons of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company, or (iv) the approval by the stockholders of the Company of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity's parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity's parent outstanding immediately after such merger or consolidation. A "Continuing Director" means, as of the date of determination, any person who (i) was a member of the Board of Directors of the Company on the date of this Agreement or (ii) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

         Gibbs may voluntarily terminate his employment under this Agreement only by giving at least thirty (30) days' prior written notice to the Company. Gibbs shall not be liable to the Company for breach of this Agreement because of his termination of employment in accordance with the preceding sentence.

         5.2. TERMINATION UPON DEATH OR DISABILITY. If Gibbs' employment is terminated by death or by the Company because of Disability, Gibbs (or his legal representative, estate, or heirs) shall be entitled to receive from the Company:

                  5.2.a. The payment of a total Three Hundred Thousand Dollars ($300,000.00), in a lump sum (the "Termination Payment"); and

                  5.2.b. if Gibbs elects and maintains continued coverage under the Consolidated Omnibus Benefits Reconciliation Act of 1985 and corresponding regulations ("COBRA"), then for up to the twelve (12) consecutive months immediately after the Termination Date, payments in an amount equal to the difference between (i) the premiums paid or payable by Gibbs for coverage under COBRA for himself and his dependents (if any) and (ii) the premiums that he would have paid for comparable coverage under the Company's then current group insurance plan or plans if his employment under this Agreement had not ceased (the "Insurance Payments"); except that the Insurance Payments shall expire or terminate immediately upon Gibbs' becoming eligible for coverage under another employer's plan or policy.

         In addition, subject to and upon the release executed and delivered pursuant to Article 5.4 becoming irrevocable, (a) all shares of restricted stock granted to Gibbs as described in Section 3.4 will vest and become non-forfeitable and (b) each stock option granted to Gibbs, whether now outstanding or granted in the future, shall vest and shall be exercisable until the earlier of (x) one year from the date of such termination or (y) the expiration of the option in accordance with its terms.



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         The Company will make the Termination Payment and commence the
Insurance Payments within ten (10) business days after the first business day on which the release executed and delivered in accordance with Section 5.4.a becomes irrevocable by Gibbs (or his legal representative, estate, or heirs). The Company's obligations for the Insurance Payments are not intended to negate or impair any obligation of the Company or right of Gibbs under COBRA. The Severance Payment and the Insurance Payments shall be in addition to the amounts or benefits to which Gibbs is entitled under Article 5.1. Any Severance Payment or Insurance Payments (or both) under this Article 5.2 shall not be deemed the continuation of Gibbs' employment for any purpose.

                  5.3 TERMINATION WITHOUT CAUSE. If Gibbs' employment is terminated by the Company without Cause or by Gibbs for Good Reason, Gibbs (or his legal representative, estate, or heirs) shall be entitled to receive from the Company (except if and to the extent waived by Gibbs in accordance with Article 7), as liquidated damages:

                  5.3.a. The payment, in the manner provided below, of all remaining amounts of salary under Section 3.1 hereof and bonus (based on targeted amounts) under Section 3.2 hereof payable during the remainder of the Term (including the pro rata portion of the fiscal year in which the Term ends), provided that the Company shall pay at least one year's salary and provided further that if such termination shall occur on or within two years following the date of a Change of Control, the payment shall not be less than the amount of salary and bonus (based on targeted amounts) that would have been payable hereunder for the two years following the date of such termination had this Agreement continued in effect throughout such period (the "Severance Payment"); and

                  5.3.b. if Gibbs elects and maintains continued coverage under the Consolidated Omnibus Benefits Reconciliation Act of 1985 and corresponding regulations ("COBRA"), then for up to the twenty-four
         (24) consecutive months immediately after the Termination Date, payments in an amount equal to the difference between (i) the premiums paid or payable by Gibbs for coverage under COBRA for himself and his dependents (if any) and (ii) the premiums that he would have paid for comparable coverage under the Company's then current group insurance plan or plans if his employment under this Agreement had not ceased (the "Insurance Payments"); except that the Insurance Payments shall expire or terminate immediately upon Gibbs' becoming eligible for coverage under another employer's plan or policy.

One-half the Severance Payment shall be paid in a lump sum, and shall pay the remaining one-half of the Severance Payment in equal semi-monthly installments over a period not greater than the remainder of the Term.

Notwithstanding the foregoing, if prior to April 1, 2001 (and only if a Change of Control has not occurred) every member of the Board of Directors of the Company who is not also an employee of the Company votes to terminate Gibbs' employment without Cause then the amount of the Severance Payment the Company shall be required to pay Gibbs pursuant to Section 5.3.a shall be one-half the amount provided in such Section, which amount shall be paid in a lump sum within ten (10) business days after the first business day on which the release executed and delivered in accordance with Section 5.4.a becomes irrevocable by Gibbs. Any vote under this paragraph shall take place at a meeting of the Board of Directors for which notice has been properly given to all directors (including Gibbs) stating the purpose of the meeting. Members of



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the Board of Directors may participate in the meeting means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other; provided, however, that at least one-half of the members of the Board of Directors (in addition to Gibbs) shall attend the meeting in person.

         In addition, subject to and upon the release executed and delivered pursuant to Article 5.4 becoming irrevocable, (a) all shares of restricted stock granted to Gibbs as described in Section 3.4 will vest and become non-forfeitable and (b) each stock option granted to Gibbs, whether now outstanding or granted in the future, shall vest and shall be exercisable until the earlier of (x) one year from the date of such termination or (y) the expiration of the option in accordance with its terms.

         The Company will make the first payment of the Severance Payment (that is, the amount payable in a lump sum) and commence the Insurance Payments within ten (10) business days after the first business day on which the release executed and delivered in accordance with Section 5.4.a becomes irrevocable by Gibbs (or his legal representative, estate, or heirs). The Company's obligations for the Insurance Payments are not intended to negate or impair any obligation of the Company or right of Gibbs under COBRA. The Severance Payment and the Insurance Payments shall be in addition to the amounts or benefits to which Gibbs is entitled under Article 5.1. Any Severance Payment or Insurance Payments (or both) under this Article 5.3 shall not be deemed the continuation of Gibbs' employment for any purpose.

         5.4. CONDITIONS TO SEVERANCE BENEFITS. Except as provided in Section 5.2.b or 5.3.b, none of the Termination Payment, Severance Payment or the Insurance Payments under Articles 5.2 and 5.3 will be subject to reduction as the result of future compensation earned or received by Gibbs (including by self-employment), and Gibbs shall have no duty to mitigate his damages. The Severance Payment and the Insurance Payments and the vesting of restricted stock, shall, however, be conditioned upon the Company's receipt of a Settlement Agreement, General Release, and Covenant Not to Sue executed and performed by Gibbs (or his legal representative, estate, or heirs) in substantially the form of Exhibit B to this Agreement (the "Release Agreement").

         5.5. TERMINATION FOR CAUSE OR BY GIBBS. If Gibbs' employment is terminated by the Company for Cause or is voluntarily terminated by Gibbs, then Gibbs shall not be entitled to any payments under this Agreement other than the amounts or benefits to which he is entitled under Article 5.1.

         5.6 FAILURE TO EXTEND. If at any time, the Company elects not to extend the Term as described in Article 2.1, then Gibbs shall continue to perform under this Agreement until the expiration of the Term and shall then be entitled to continued payment of the Base Salary then in effect for an additional six (6) months after the expiration date. The obligation of the Company to make such payments under this Article 5.6 shall be subject to the same conditions, and shall have the same effect, as Severance Payment under this Agreement.

         5.7. POST-TERMINATION SURVIVAL. The provisions of this Article 5 shall survive the termination of Gibbs' employment by the Company and its subsidiaries to the extent necessary to effect the post-termination payments or benefits to which Gibbs is entitled under the terms of this Article 5.



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6. CONFIDENTIAL INFORMATION. The Company shall provide to Gibbs, during the
Term, access to various trade secrets, confidential information, and proprietary information of the Company (which, in this Article 6 as well as in Articles 7, 8 and 9, shall include the Company's subsidiaries and affiliates) which are valuable and unique to the Company ("Confidential Information"). Confidential Information includes the Company's plans, policies, and procedures relating to its BBN Certification as well as the terms of, and the Company's plans, policies, and procedures relating to, the Company's relationships with any supplier of telecommunications services, network services or other services, and other persons having relationships that are material to the Company's business and affairs. Gibbs shall not, either while in the employ of the Company or at any time thereafter, (i) use any of the Confidential Information, or (ii) disclose any of the Confidential Information to any person not an employee of the Company or not engaged to render services to the Company, except (in either case) to perform his duties under this Agreement or otherwise with the Company's prior written consent. Nothing in this Article 6 shall preclude Gibbs from the use or disclosure of information generally known to the public or not considered confidential by the Company or from any disclosure to the extent required by law or court order (though Gibbs must give the Company prior notice of any such required disclosure and must cooperate with any reasonable requests of the Company to obtain a protective order regarding, or to narrow the scope of, the Confidential Information required to be disclosed). All files, records, documents, information, data, and similar items relating to the business or affairs of the Company, whether prepared by Gibbs or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises from the Company, except in the ordinary course of business as part of Gibbs' performance of his duties under this Agreement, and (in any event) shall be promptly returned or delivered to the Company (without Gibbs' retaining any copies) upon the termination of employment under this Agreement.

7. NONCOMPETITION. Gibbs acknowledges that, in addition to his access to and possession of Confidential Information, during the Term he will acquire valuable experience and special training regarding the Company's business and that the knowledge, experience, and training he will acquire would enable him to injure the Company if he were to engage in any business that is competitive with the business of the Company. Therefore, Gibbs shall not, at any time during the Term and for the twelve (12) consecutive months immediately after the Termination Date, directly or indirectly (as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, or manager or in any other individual or representative capacity), engage, invest, or participate in any business in direct competition with the business of the Company within a fifty
(50)-mile radius of each location, or set or group of locations, (i) at, from, or to which the Company conducts or has conducted business or renders, provides, or delivers, or has rendered, provided, or delivered, services or products during the Measurement Period (as defined below) or (ii) that is or has been, during the Measurement Period, the subject of a Proposal (as defined below) to conduct business or render, provide, or deliver services or products thereat, therefrom, or thereto. "Measurement Period" means, with respect to Gibbs' activity (A) at any time during the Term, the Term and (B) at any time on or after the termination of Gibbs' employment, the six (6) consecutive months preceding, and including, the date of such termination. "Proposal" means a written or formal proposal, bid, arrangement, understanding, or agreement by the Company to or with another person that reflects or contains negotiated or substantive terms, but does not include any marketing contact by the Company where the other person has not solicited that contact or indicated any interest in doing business with the Company. (Gibbs shall not be prohibited, however, from owning, as a passive investor, less than five percent (5%) of the publicly traded stock or other securities of any entity engaged in a business competitive with that of the Company.) Gibbs represents and agrees that (x) the Company has agreed to provide him, and he will receive from the Company, special experience and knowledge, including Confidential Information, (y) because the Confidential Information is valuable to the



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Company, its protection (particularly from any competitive business) constitutes a legitimate interest to be protected by the Company by enforcement of the restriction in this Article 7, and (z) the enforcement of the restriction in this Article 7 would not be unduly burdensome to Gibbs and that, in order to induce the Company to enter into this Agreement (which contains various benefits to Gibbs and obligations of the Company with respect to Gibbs' employment), Gibbs is willing and able to engage, invest or participate in business after the termination of his employment so as not to violate this Article 7. The parties agree that the restrictions in this Article 7 regarding scope of activity, duration, and geographic area are reasonable; however, if any court should determine that any of those restrictions is unenforceable, that restriction shall not thereby be terminated, but shall be deemed amended to the extent required to render it enforceable. The post-employment restrictions in this
Article 7 will not apply, however, (i) if the Company terminates Gibbs' employment for Disability or (ii) in the case of a termination by the Company without Cause or by Gibbs for Good Reason, if and from the date Gibbs waives all right to the remaining unpaid severance benefits provided within this Agreement.

8. NONSOLICITATION. Gibbs shall not, at any time within the twelve (12) consecutive months immediately after the Termination Date, either directly or indirectly:

         8.1. DISCLOSE CONTACT INFORMATION. Make known to any person the names and addresses, or other contact information, of any of the customers, suppliers, or other persons having significant business relationships with the Company within the information technology industry, so that such person could affect, or attempt to affect, any of those relationships to the detriment of the Company; or

         8.2. SOLICIT EMPLOYEES. Solicit, recruit, or hire, or attempt to solicit, recruit, or hire, any employee or consultant of the Company, or in any other manner attempt to induce any employee or consultant of the Company to leave the employ of the Company or cease his or her consulting or similar business relationship with the Company. References in this Article 8.2 to "any employee or consultant" shall include any person who was an employee or consultant of the Company at any time within the six (6) consecutive months preceding, and including, the Termination Date.

9. DEVELOPMENTS. Gibbs shall promptly disclose to the Company all inventions, discoveries, improvements, processes, formulas, ideas, know-how, methods, research, compositions, and other developments, whether or not patentable or copyrightable, that Gibbs, by himself or in conjunction with any other person, conceives, makes, develops, or acquires during the Term which (i) are or relate to the properties, assets, or existing or contemplated business or research activities of the Company, (ii) are suggested by, arise out of, or result from, directly or indirectly, Gibbs' association with the Company, or (iii) arise out of or result from, directly or indirectly, the use of the Company's time, labor, materials, facilities, or other resources ("Developments").

Gibbs hereby assigns, transfers, and conveys to the Company, and hereby agrees to assign, transfer, and convey to the Company during or after the Term, all of his right and title to and interest in all Developments. Gibbs shall, from time to time upon the request of the Company during or after the Term, execute and deliver any and all instruments and documents and take any and all other actions which, in the judgment of the Company or its counsel, are or may be necessary or desirable to document any such assignment, transfer, and conveyance to the Company or to enable the Company to file and process applications for, and to acquire, maintain, and enforce, any and all patents, trademarks, registrations, or copyrights with respect to any of the Developments, or to obtain any extension, validation, re-issue, continuance, or renewal of any



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such patent, trademark, registration, or copyright. The Company will be responsible for the preparation of any such instrument or document and for the implementation of any such proceedings and will reimburse Gibbs for all reasonable expenses incurred by him in complying with this Article 9.

10. INDEMNIFICATION. To the extent Gibbs is an officer or director of the Company, the Company shall include Gibbs under any existing or future (i) directors' and officers' liability insurance policy that the Company obtains and maintains or (ii) indemnification agreements between the Company and other executives of the Company. Subject to the foregoing sentence, the Company will indemnify Gibbs to the fullest extent permitted by the laws of the Company's state of incorporation in effect at that time or by the articles or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to Gibbs.

11. CERTAIN REMEDIES. Any breach or violation by Gibbs of any of Articles 6, 7, 8 and 9 shall entitle the Company, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation, or to specific performance requiring the compliance with Gibbs' covenants. This right to an injunction or other equitable relief shall be in addition to, and not in lieu of, any other remedies to which the Company may be entitled. The existence of any claim or cause of action of Gibbs against the Company, or any subsidiary or affiliate of the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Gibbs' covenants in any of Articles 6, 7, 8 and 9. The covenants in Articles 6, 7,8 and 9 and in this Article 11 shall survive the termination of Gibbs' employment under this Agreement.

12. BINDING AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Gibbs and their respective legal representatives, heirs, executors, administrators, and successors and assigns (as permitted by this Article 12), including any successor to the Company by merger, consolidation, or reorganization and any other person that acquires all or substantially all of the business and assets of the Company. The rights, benefits, remedies, and obligations of Gibbs under this Agreement are personal to Gibbs and may not be assigned or delegated by him; except that this shall not preclude (i) Gibbs from designating one or more beneficiaries to receive any amount or benefit that may be paid or provided after Gibbs' death or (ii) the legal representative of Gibbs' estate from assigning any right or benefit under this Agreement to the person or persons entitled thereto under Gibbs' will or the laws of intestacy applicable to Gibbs' estate, as the case may be.

13. SEVERABILITY. If any provision of this Agreement is found to be invalid or unenforceable for any reason, then (i) that provision shall be severed from this Agreement, (ii) this Agreement shall be construed and enforced as if that invalid or unenforceable provision never constituted a part of this Agreement, and (iii) the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law. Further, in lieu of that invalid or unenforceable provision, there shall be added to this Agreement a provision as similar in its terms to that invalid or unenforceable provision as may be possible and be valid and enforceable.

14. NOTICES. Any notice, request, or other communication to be given by either Party under this Agreement by to the other shall be in writing and either (i) delivered in person, (ii) delivered by prepaid same-day or overnight courier service, (iii) sent by certified mail, postage prepaid with return receipt requested, or (iv) transmitted by facsimile, in any case addressed to the other Party as follows:



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


                  To the Company:
                  Aperian, Inc.
                  1121 East 7th  Street
                  Austin, Texas 78702
                  Facsimile: (512) 473-2371
                  Attention: Chairman of the Compensation Committee

                  with a copy (which shall not constitute notice) to:
                  Aperian, Inc.
                  14131 Midway Road, Suite 800
                  Addison, Texas 75001
                  Facsimile: (972) 851-3563
                  Attention: Corporate Secretary

                  To Gibbs:
                  Robert J. Gibbs
                  46 Downs Lake Circle
                  Dallas, Texas 75230

or to such other address or facsimile number as the Party to be notified may have designated by notice previously given in accordance with this Article 13. Communications delivered in person or by courier service or transmitted by facsimile shall be deemed given and received as of actual receipt (or refusal) by the addressee. Communications mailed as described above in this Article 14 shall be deemed given and received three (3) business days after mailing or upon actual receipt, whichever is earlier.

15. CERTAIN DEFINED TERMS. In this Agreement, (i) "person" means an individual or any corporation, partnership, trust, unincorporated association, limited liability company, or other legal entity, whether acting in an individual, fiduciary, or other capacity, and any government, court, or governmental agency,
(ii) "include" and "including" do not signify any limitation, (iii) "Article" and "Section" means any Article and any Section, respectively, of this Agreement, unless otherwise indicated, (iv) an "affiliate" of a person means any other person controlling, controlled by, or under common control with that person, and (v) "business day" means any Monday through Friday, other than any such weekday on which the executive offices of the Company are closed. In addition, the use in this Agreement of "year," "annual," "month," or "monthly" (or similar terms) to indicate a measurement period shall not itself be deemed to grant rights to Gibbs for employment or compensation for that period.

16. ENTIRE AGREEMENT. This Agreement, with Exhibits "A" and "B", constitutes the entire agreement between the Company and Gibbs with respect to the subject matter hereof and supersedes any prior agreement between the Company and Gibbs with respect to the same subject matter.

17. MODIFICATION AND WAIVER. No amendment to or modification of this Agreement, or waiver of any term, provision, or condition of this Agreement, will be binding upon a Party unless the amendment, modification, or waiver is in writing and signed by the Party to be bound. Any waiver by a Party of a breach or violation of any provision of this Agreement by the other Party shall not be deemed a waiver of any other provision or of any subsequent breach or violation.



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18. GENDER. Whenever the context requires in this Agreement, words denoting gender in this Agreement include the masculine, feminine, and neuter.

19. GOVERNING LAW; VENUE. This Agreement, and the rights, remedies, obligations, and duties of the Parties under this Agreement, shall be governed by, construed in accordance with, and enforced under the laws of the State of Texas. The exclusive venue of any action or proceeding relating to this Agreement or its subject matter shall be in Dallas County, Texas.

19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitute one and the same document.

The Parties have executed this Agreement to be effective as of the date stated in the first paragraph.

APERIAN, INC.



By: /s/ Peter E. Lorenzen
    ----------------------------------
    Peter E. Lorenzen, Vice President,
    General Counsel and Secretary

ROBERT J. GIBBS



    /s/ Robert J. Gibbs
--------------------------------------



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